EXHIBIT 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

December 29, 2010

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated December 23, 2010 (the “Prospectus Supplement”), to a Registration Statement on Form S-3 (File No. 333-167258) (the “Registration Statement”) filed by Cleveland BioLabs, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of an aggregate of 1,400,000 shares of its common stock, par value $0.005 per share, in a “registered direct” offering, pursuant to a placement agent agreement, dated December 23, 2010 (the “Placement Agent Agreement”), by and between the Company and HFP Capital Markets, LLC and the subscription agreement, dated December 23, 2010 (the “Subscription Agreement”), between the Company and the purchaser of the Shares.  The Placement Agent Agreement and the form of Subscription Agreement have been filed as exhibits 10.1 and 10.2, respectively, to a Current Report on Form 8-K filed with the Commission on the date hereof.

In connection with this opinion, we have examined and relied upon the Company’s Restated Certificate of Incorporation and the Company’s Second Amended and Restated Bylaws, each as currently in effect; the minutes of all pertinent meetings of directors of the Company relating to the Prospectus Supplement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we deemed relevant for the purposes of rendering the opinions set forth in this letter; the Registration Statement and the exhibits filed thereto with the Commission; the Prospectus Supplement; the Placement Agent Agreement; and the Subscription Agreement.

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the legal capacity of natural persons; and (v) the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that: the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Placement Agent Agreement and the Subscription Agreement, will be duly and validly issued, fully paid and non-assessable.

Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
New York | Washington | Boston | Stamford |  Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
December 29, 2010

Our opinion that any document is legal, valid and binding is qualified as to:

(a)         limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)         rights to indemnification and contribution, which may be limited by public policy, applicable law or equitable principles; and

(c)         general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Our opinions are limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed, for purposes of this opinion letter, that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name in the above-referenced Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.